Exhibit 10.45
SUNRISE SENIOR LIVING, INC.
2008 Non-Employee Director Fees and Other Compensation
     Sunrise directors who are also employees of the Company receive no additional compensation for serving on the board of directors or its committees. Since May 2008, our non-employee directors received the following cash compensation for their services:

Annual Retainer	$150,000
Committee Chair Annual Retainer:
Audit Committee	$25,000
Compensation Committee	$15,000
Fee for serving on Audit Committee (other than the Committee Chair)	$10,000
Fee for serving on Special Independent Committee	$200,000
     For the period January 1, 2008 to March 31, 2008, non-employee directors also received fees for attending committee meetings of $1,000 per meeting attended.
     New directors in 2008 also received a $100,000 fee upon becoming directors.
     In addition, non-employee directors are reimbursed for reasonable expenses incurred in attending meetings of the board of directors.